ASSET PURCHASE AGREEMENT

between

LANCASTER COLONY CORPORATION,

and

CL PRODUCTS INTERNATIONAL, LLC,

dated as of

January 30, 2014

(A) TABLE OF CONTENTS

i

ii

iii

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of January 30, 2014, is entered into between Lancaster Colony Corporation, an Ohio corporation (“Seller”), and CL Products International, LLC, an Illinois limited liability corporation (“Buyer”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Article I.
RECITALS
WHEREAS, Seller is engaged through its Candle-lite division in the business of manufacturing, distributing and selling candles and candle related accessories (the “Business”); and
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase from Seller, the Purchased Assets, and Buyer has agreed to assume the Assumed Liabilities, subject to the terms and conditions set forth herein.
WHEREAS, in connection with the transactions contemplated by this Agreement, Seller and Buyer desire to enter into the Transaction Documents to which they are a party.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“Actions”  has the meaning set forth in Section 4.10(a).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.
“Annual Financial Statements” has the meaning set forth in Section 4.04(a).
“Applicable Accounting Principles” means the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Financial Statements, consistently applied.
“Assigned Contracts” has the meaning set forth in Section 2.01(c).
“Assigned Leases”  has the meaning set forth in Section 4.08(a).
“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement dated as of the date hereof between Buyer and Seller.
“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(iv).
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Balance Sheet” has the meaning set forth in Section 4.04(b).
“Benefit Plan” has the meaning set forth in Section 4.13(a).
“Bentonville Lease” means the Lease Agreement dated June 27, 2005 between Seller and Patti Williams Trust dated October 29, 1985 and Suzanne Lauber Trust dated October 29, 1985, as tenants in common, as amended by letters dated June 16, 2009, July 21, 2010, August 24, 2012, and July 10, 2013.
“Bentonville Transferred Personal Property” means the tangible personal property of the Business located on the property subject to the Bentonville Lease and set forth on Section 1.01(a) of the Disclosure Schedules.
“Bill of Sale” means the Bill of Sale dated as of the date hereof between Buyer and Seller.
“Books and Records” has the meaning set forth in Section 2.01(l).
“Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Columbus, Ohio are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 6.01(c).
“Buyer Indemnitees”  has the meaning set forth in Section 7.02.
“Calculation Method” has the meaning set forth in the definition of “Closing Adjusted Working Capital.”
“Cap”  has the meaning set forth in Section 7.04(b).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Closing” has the meaning set forth in Section 3.01.
“Closing Adjustment” has the meaning set forth in Section 2.06(a)(ii).
“Closing Date” has the meaning set forth in Section 3.01.
“Closing Adjusted Working Capital” means (a) the net book value of those current assets of the Business that are included in the line item categories of current assets specifically identified on Exhibit A (other than those line items noted on Exhibit A that will not transfer, will not apply, will be retained or similar language); minus (b) the net book value of those current liabilities of the Business that are included in the line item categories of current liabilities specifically identified on Exhibit A (other than those line items noted on Exhibit A that will not transfer, will not apply, will be retained or similar language), in each case, (y) as determined in a manner consistent with the Applicable Accounting Principles; and (z) calculated using the same calculation method (the “Calculation Method”) used in calculating the Targeted Adjusted Working Capital (as set forth on Exhibit A, including the footnotes thereto). To the extent the Calculation Method differs from the Applicable Accounting Principles, the Calculation Method shall control. For purposes of the Closing Adjusted Working Capital Statement prepared by Buyer, the Physical Count Inventory Amount shall be used in the calculation of Closing Adjusted Working Capital.
“Closing Adjusted Working Capital Statement” has the meaning set forth in Section 2.06(b)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Compelled Confidential Information”  has the meaning set forth in Section 6.02.
“Computer System”  has the meaning set forth in Section 4.21.

“Contracts” means any oral or written contracts, leases, mortgages, licenses, instruments, notes, commitments, guarantees, indentures and other agreements, including any outstanding orders for the purchase of raw materials, goods or services and any unfilled orders for the sale of products, goods or services, and including any amendments and modifications thereto.
“Data Room” means the electronic documentation site established by RR Donnelley Venue on behalf of Seller containing the documents set forth in the index included in Section 1.01(b) of the Disclosure Schedules.
“Deductible” has the meaning set forth in Section 7.04(a).
“Deed” means the limited warranty deed with respect to the Owned Real Property dated as of the date hereof.
“Direct Claim” has the meaning set forth in Section 7.05(b).
“Direct Claim Notice”  has the meaning set forth in Section 7.05(b).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.06(c)(iii).
“Dollars or $”  means the lawful currency of the United States.
“Employees” means those Persons employed by Seller who worked exclusively for the Business immediately prior to the Closing.
“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.
“Environmental Claim” means any Governmental Order, action, suit, claim, investigation or other legal proceeding by any Person alleging liability, including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and/or injunctive relief arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment; or (b) concerning the management, manufacture, use, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written notice or formal notice of violation respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law.
“Environmental Permit” means any Permit or approval given or made pursuant to Environmental Law.
“Estimated Closing Adjusted Working Capital” has the meaning set forth in Section 2.06(a)(i).
“Estimated Closing Adjusted Working Capital Statement” has the meaning set forth in Section 2.06(a)(i).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Contracts” has the meaning set forth in Section 2.02(c).
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“Financial Statements” has the meaning set forth in Section 4.04(a).
“FIRPTA Certificate” has the meaning set forth in Section 3.02(a)(viii).
“Fundamental Representations”  has the meaning set forth in Section 7.01.
“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, directive, stipulation, or award issued or entered by or with any Governmental Authority.
“Hazardous Materials” means any solid, liquid, or gas substance, whether naturally occurring or man-made, that is hazardous, toxic, a pollutant, contaminant or words of similar import or regulatory effect under Environmental Laws, including, without limitation, any petroleum or petroleum-derived products other than wax, radon, radioactive, materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Improvements” has the meaning set forth in Section 2.01(f).
“Indemnified Party” has the meaning set forth in Section 7.04.
“Indemnified Product Liability Claims” means all Losses in respect of any product liability claims for products manufactured by the Business on or prior to the Closing; provided, however, that, (a) Indemnified Product Liability Claims does not include any product liability claim for less than $1,000 in the aggregate; and (b) to the extent Buyer and Seller cannot reasonably determine whether any particular product was manufactured on or prior to the Closing, then such product will be deemed to be manufactured (i) on or prior to the Closing if the applicable claim was first asserted in writing to Buyer within six (6) months after the Closing (and Seller is given written notice of such claim by Buyer within 10 days of receipt by Buyer); and (ii) after the Closing if not so asserted within such time period.
“Indemnifying Party” has the meaning set forth in Section 7.04.
“Independent Accountant” has the meaning set forth in Section 2.06(c)(iii).
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade dress, trade names, brands, slogans and logos (and all translations, adaptions, derivations, and combinations of the foregoing), including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and original works of authorship ; (c) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, manufacturing, production, design and merchandising processes and techniques, research and development information, industry analyses, drawings, specifications, designs, plans, proposals, technical data, financial and accounting data, business and marketing plans and customer and supplier lists and related information); (d) patents, patent applications and patent disclosures as well as any reissues, continuations, continuations in part, divisions, revisions, extensions or reexaminations thereof; (e) computer software (including source code and object code), data, databases and documentation thereof; (f) websites and internet domain name registrations; (g) all other intellectual property and industrial property rights and assets, all rights to sue for past, present and future infringement or misappropriation of any of the foregoing and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing; and (h) all proceeds, to the extent received in respect of the period after the Closing, of any of the foregoing, including license royalties and other income and damages and other proceeds of suit.
“Intellectual Property Assets” has the meaning set forth in Section 2.01(d).
“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used exclusively in connection with the Business; except that Intellectual Property Licenses shall not include commercially available “off-the-shelf” software licensed to the Seller or the Business.
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Interim Balance Sheet” has the meaning set forth in Section 4.04(b).
“Interim Balance Sheet Date” has the meaning set forth in Section 4.04(b).
“Interim Financial Statements” has the meaning set forth in Section 4.04(a).
“Inventory” has the meaning set forth in Section 2.01(b).
“Key Employee” means each of Jerry Vanden Eynden, Gary Prampero, Robert Wiehe, Mark Cunningham, and Anton Katrus.
“Key Employee Agreement” means each Key Employee Agreement, (i) between the Seller and Jerry Vanden Eynden dated October 23, 2012, as amended on October 22, 2013 and December 31, 2013; (ii) between the Seller and Gary Prampero dated [undated], as amended on October 22, 2013 and December 31, 2013; (iii) between the Seller and

Robert Wiehe dated October 29, 2012, as amended on October 22, 2013 and December 31, 2013; (iv) between the Seller and Mark Cunningham dated October 28, 2012, as amended on October 22, 2013 and December 31, 2013; and (v) between the Seller and Anton Katrus dated October 29, 2012, as amended on October 22, 2013 and December 31, 2013.
“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, and the knowledge which could have been acquired after reasonable investigation and inquiry, of those persons listed on Section 1.01(c) of the Disclosure Schedules.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.08(b).
“Losses” means all actual out of pocket losses, demands, claims, assessments, damages, deficiencies, costs, expenses, liabilities, judgments, awards, fines, interest, sanctions, penalties, charges (including any amounts paid in settlement) including reasonable costs, fees and expenses of attorneys, accountants, consultants, experts and other representatives of a Person incurring or suffering such Losses or seeking to investigate, mitigate or avoid same, whether or not arising from a third party claim, but excluding, in each case, consequential, special, indirect, exemplary or punitive damages or any damages calculated by or upon a “multiplier” or similar method (except to the extent recovered by a third party from Buyer).
“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate with all other facts, events, circumstances or developments, has had a material adverse effect on (a) the business, results of operations, affairs, liabilities, financial condition or results of operations of the Business, the Purchased Assets or the Assumed Liabilities, taken as a whole, or (b) the ability of Seller to perform its material obligations contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; or (viii) any natural disaster or acts of God, in the case of each of subsections (i), (ii), (iii), (iv), (vi) and (viii), to the extent that they do not affect the Business in a disproportionately adverse manner relative to other companies in the industries and markets in which the Business operates.
“Material Contracts” has the meaning set forth in Section 4.06(a).
“Material Customers” has the meaning set forth in Section 4.18(a).
“Material Suppliers” has the meaning set forth in Section 4.18(b).
“Outbound Intellectual Property Licenses” has the meaning set forth in Section 4.09(b).
“Owned Real Property” has the meaning set forth in Section 4.08(a).
“Patent Assignment”  means the Assignment of Patent Application dated as of the date hereof between Buyer and Seller.
“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities in connection with the operation of the Business and the Real Property.
“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) other than with respect to the Owned Real Property, mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, restrictions or conditions of record, rights of way, zoning ordinances and other similar encumbrances affecting the Leased Real Property, and the Permitted Title Exceptions affecting the Owned Real Property; (d) other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (e) Encumbrances in favor of customs and revenue authorities as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; (f) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions and Encumbrances of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; and (g) Encumbrances incurred by Buyer on or after the Closing.
“Permitted Title Exceptions” means those items set forth on Exhibit B.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Physical Count Inventory Amount” has the meaning set forth in Section 2.06(b)(i).
“Post-Closing Adjustment” has the meaning set forth in Section 2.06(b)(i).
“Post-Closing Allocation” has the meaning set forth in Section 2.07.
“Post-Closing Straddle Period” has the meaning set forth in Section 6.07(b).
“Pre-Closing Straddle Period” has the meaning set forth in Section 6.07(b).
“Purchase Price” has the meaning set forth in Section 2.05.
“Purchased Assets” has the meaning set forth in Section 2.01.
“Qualified Benefit Plan” has the meaning set forth in Section 4.13(b).
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Recoverable Proceeds”  has the meaning set forth in Section 7.04(d).
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment or within any building or structure.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Resolution Period” has the meaning set forth in Section 2.06(c)(ii).
“Restricted Business” means the business of manufacturing, distributing and selling candles and candle related accessories.
“Restricted Period” has the meaning set forth in Section 6.09(a).
“Review Period” has the meaning set forth in Section 2.06(c)(i).
“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees”  has the meaning set forth in Section 7.03.
“Seller’s ESOP” means the Seller Employee Stock Ownership Plan, 1996 Edition.
“Shared Services”  has the meaning set forth in Section 4.20.
“Statement of Objections” has the meaning set forth in Section 2.06(c)(ii).
“Straddle Period” has the meaning set forth in Section 6.07(b).
“Tangible Personal Property” has the meaning set forth in Section 2.01(e).
“Target Adjusted Working Capital” means the “Target Adjusted Working Capital” set forth on Exhibit A.
“Taxes” means (i) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Tax period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.
“Tax Representations”  has the meaning set forth in Section 7.01.
“Tax Return” means any return, amended return, estimated payment, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Territory” means the continents of North America and Europe (including the United Kingdom, Ireland and Russia).
“Third Party Claim” has the meaning set forth in Section 7.05(a)(i).
“Third Party Claim Notice”  has the meaning set forth in Section 7.05(a)(i).
“Title Commitment” shall mean that certain title commitment issued by Fidelity National Title Insurance Company, File No. CTA13-101417 (Reference: Highland

County), through Coventry Title Agency, Inc. with an effective date of October 14, 2013, as updated on January 15, 2014.
“Title Company” shall mean Fidelity National Title Insurance Company.
“Title Policy” shall mean the owners title policy issued by the Title Company on or prior to the Closing insuring Buyer’s title interest in the Owned Real Property in the amount of $8,112,100.00, subject to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Title Exceptions.
“Trademark Assignment”  means the Assignment of Trademarks dated as of the date hereof between Buyer and Seller.
“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Deed, Assignment and Assumption of Assigned Leases, the Transition Services Agreement, Trademark Assignment, Patent Assignment and the other agreements, instruments and documents required to be delivered at the Closing.
“Transition Services Agreement” means the Transition Services Agreement dated as of the date hereof between Buyer and Seller.
“Transferred Employee” has the meaning set forth in Section 6.01(a).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
ARTICLE II
PURCHASE AND SALE
Section 2.01    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, (i) all assets included in the calculation of Closing Adjusted Working Capital as finally determined, and (ii) all of Seller’s right, title and interest in, to and under the following assets, properties and rights, to the extent that such assets, properties and rights exist as of the Closing Date and are used or held for use by Seller primarily in connection with the Business (collectively, the “Purchased Assets”):
(a)    all accounts or notes receivable and other rights to payments from customers of Seller or others and the full benefit of any security for such accounts receivable, arising out of the operations or conduct of the Business on or prior to the

Closing Date, and any claim, remedy or right of Seller related to any of the foregoing, other than intercompany accounts or notes receivable;
(b)    all inventory of the Business of any kind or nature and wherever located, including finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business (“Inventory”);
(c)    all rights of Seller with respect to the Business under Contracts required to be set forth on Section 4.06(a) of the Disclosure Schedules other than the Excluded Contracts, and any other Contracts of the Business entered into in the ordinary course that do not meet the materiality thresholds set forth in Section 4.06(a) other than the Excluded Contracts (collectively, the “Assigned Contracts”);
(d)    all Intellectual Property used or held for use by Seller exclusively in connection with, or otherwise necessary in the operation of, the Business, including the Intellectual Property Registrations set forth on Section 4.09(a) of the Disclosure Schedules, except, subject to Section 6.08, any elements of Seller’s logo or name contained in any version of the “Candle-lite” logo (the “Intellectual Property Assets”);
(e)    all of Seller’s right, title and interest in all tangible personal property, including furniture, fixtures, equipment, supplies, machinery, business machines, automobiles, trucks and other vehicles, computer hardware, telephone systems and other communications equipment, spare parts, service parts, packaging and similar fixed and operating assets, that is (i) located on the Real Property other than the property subject to the Bentonville Lease; (ii) used exclusively in the Business; or (iii) the Bentonville Transferred Personal Property, including, without limitation, the tangible personal property set forth on Section 2.01(e) of the Disclosure Schedules (the “Tangible Personal Property”);
(f)    all Owned Real Property, together with (i) all improvements located thereon (“Improvements”), (ii) all right, title and interest of Seller in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, (iii) all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property, and (iv) any awards or proceeds for any taking by condemnation or any damage to any of the foregoing to the extent such awards or proceeds may be received by Seller after the date hereof;
(g)    all of Seller’s right, title and interest, if any, in all intangible personal property related to the Real Property and the Improvements, including, without limitation, any existing surveys, plans and specifications and other architectural and engineering drawings for the Improvements, warranties and environmental reports to the extent assignable;
(h)    all rights and interest of Seller as lessee with respect to the Leased Real Property other than the Bentonville Lease;

(i)    all Permits, including Environmental Permits, held by Seller and used exclusively in connection with the Business and the Real Property, but only to the extent such Permits may be transferred under applicable Law;
(j)    all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees to the extent related to any Purchased Assets, except those that are excluded from the calculation of Closing Adjusted Working Capital as finally determined;
(k)    all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(l)    all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that exclusively relate to the Business or the Purchased Assets, other than books and records described in Section 2.02(e) (“Books and Records”);
(m)    to the extent in Seller’s possession or control, copies of the following items related to the Real Property: all existing surveys, plans and specifications, technical manuals, and other architectural and engineering drawings, structural engineering, soils and other property reports, warranties and environmental reports;
(n)    keys and combinations in Seller’s possession or control relating to the operation of and access to the Real Property;
(o)    all claims, causes of action, lawsuits or demands that Seller may have against any Person, whether arising by way of counterclaim or otherwise, and any judgments or recoveries in favor of or for the benefit of Seller, in each case, to the extent arising from or relating to any (i) Purchased Assets or (ii) Assumed Liabilities;
(p)    all telephone numbers used exclusively in connection with the Business;
(q)    any other assets, properties and rights used or held for use by Seller exclusively in connection with, or relating exclusively to the Business; and
(r)    all goodwill associated with the Business.
Section 2.02    Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, the following assets and properties of Seller (collectively, the “Excluded Assets”):

(a)    all cash and cash equivalents, bank accounts and securities of Seller, except petty cash included in the calculation of Closing Adjusted Working Capital as finally determined;
(b)    all intercompany accounts or notes receivable;
(c)    all Contracts set forth on Section 2.02(l) of the Disclosure Schedules (the “Excluded Contracts”);
(d)    all Intellectual Property other than (i) the Intellectual Property Assets, and (ii) any content on domains which Seller uses to promote its other lines of business;
(e)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, including copies of the personnel files of Transferred Employees, subject to Section 2.02(t), legal files maintained by the Seller and any attorney-client privilege associated therewith, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain (including without limitation environmental records, workers compensation files and records and any copies of records held by or at Seller’s headquarters);
(f)    all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;
(g)    subject to Section 6.01(d), all Benefit Plans and trusts or other assets attributable thereto;
(h)    the prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees that are excluded from the calculation of Closing Adjusted Working Capital as finally determined;
(i)    all Tax assets (including duties and Tax credits and refunds and prepayments and deferred Tax assets) of Seller or any of its Affiliates;
(j)    all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise, in each case arising from or relating to (i) any Excluded Assets or (ii) any Excluded Liabilities;
(k)    all assets, properties and rights used or held for use by Seller primarily in its businesses other than the Business;
(l)    the assets, properties and rights specifically set forth on Section 2.02(l) of the Disclosure Schedules;
(m)    the rights which accrue or will accrue to Seller under the Transaction Documents;
(n)    any letters of credit issued by Seller in respect of the Business;

(o)    all tangible personal property located on the property subject to the Bentonville Lease that is not Bentonville Transferred Personal Property;
(p)    the Bentonville Lease;
(q)    any rights to make claims or receive payments from the U.S. Customs and Border Protection Agency related to the Continued Dumping and Subsidy Offset Act of 2000 with respect to the Business for any pre-Closing period or for any manufacturing or other activities occurring during the pre‑Closing period;
(r)    the name “Lancaster Colony”, “Lancaster Colony Corporation” or similar name and any logo containing the same, except to the extent of the license set forth in Section 6.08;
(s)    the fixed asset software of the Seller set forth on Section 2.02(s) of the Disclosure Schedules; and
(t)    (i) any attorney-client privilege and attorney work-product protection of Seller or associated with the Business, other than with respect to the Purchased Assets and Assumed Liabilities, as a result of legal counsel representing Seller or the Business on or prior to the Closing, including in connection with the transactions contemplated by the Agreement; (ii) all documents maintained by legal counsel as a result of representation of the Seller or the Business on or prior to the Closing other than with respect to the Purchased Assets and Assumed Liabilities; (iii) all documents subject to the attorney-client privilege and work-product protection described in subsection (i); and (iv) all documents maintained by the Seller in connection with the transactions contemplated by this Agreement.
Section 2.03    Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due (i) all liabilities included in the calculation of Closing Adjusted Working Capital as finally determined, and (ii) the following liabilities and obligations of Seller arising out of or relating to the ownership or operation of the Business or the Purchased Assets, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”):
(a)    all liabilities of the Business reflected on the Interim Balance Sheet (other than Excluded Liabilities);
(b)    all trade accounts payable of Seller to third parties in connection with the Business and accrued expenses that remain unpaid as of the Closing Date, to the extent included in the calculation of Closing Adjusted Working Capital as finally determined;
(c)    all liabilities and obligations of Seller or the Business arising after the Closing under or relating to the Assigned Contracts;
(d)    except as specifically provided in Section 6.01, all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee arising on or after the Closing, including without limitation any severance liabilities or obligations in connection with the termination of any employee after the Closing, whether pursuant to an employment agreement, contract, statutory law, common law or otherwise;
(e)    all liabilities and obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period (or portion thereof) beginning after the Closing Date, (ii) Taxes for which Buyer is liable pursuant to Section 6.07, and (iii) any other Taxes of Buyer included in the calculation of Closing Adjusted Working Capital as finally determined;
(f)    any obligation to fulfill orders under any open purchase orders received from customers representing bona fide transactions for the sale of goods by the Business;
(g)    all other liabilities, expenses and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets, to the extent such liability, expense or obligation occurred after the Closing;
(h)    all liabilities, expenses and obligations for product liability claims for products manufactured or sold by the Business other than Indemnified Product Liability Claims;
(i)    all liabilities and obligations for accrued vacation, sick and holiday pay that are included in the calculation of Closing Adjusted Working Capital as finally determined; and
(j)    all liabilities and obligations of Seller set forth on Section 2.03(j) of the Disclosure Schedules.
Section 2.04    Excluded Liabilities. Other than the Assumed Liabilities subject to Section 2.03, Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Seller (collectively, the “Excluded Liabilities”), which Excluded Liabilities shall continue to be debts, liabilities and obligations of Seller:
(a)    any liabilities or obligations relating to or arising out of the Excluded Assets;
(b)    Except with respect to any Assigned Contract, any liabilities and obligations that do not exclusively arise from, relate to or exist in connection with the Business or the Purchased Assets;
(c)    any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period (or portion thereof) ending on or prior to the Closing Date and (ii) any other Taxes of Seller (other than Taxes allocated to Buyer under Section 6.07), whether or not relating to the Business, except in each case those that are included in the calculation of Closing Adjusted Working Capital as finally determined;

(d)    except as specifically provided in Section 6.01, any liabilities or obligations for compensation, severance, benefits, termination payments or any other liability relating to or arising out of: the employment, or termination of employment, of (i) any Employee prior to the Closing other than accrued vacation, sick and holiday pay for Transferred Employees included in the calculation of Closing Adjusted Working Capital as finally determined, or (ii) any employee of Seller whose employment was terminated prior to the Closing, including any liabilities or obligations for workers’ compensation or disability claims that relate to events occurring prior to the Closing Date;
(e)    any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(f)    all liabilities arising under Environmental Laws in connection with (i) Releases of Hazardous Materials at, on or under properties owned or leased or formerly owned or leased by the Business on or prior to the Closing Date, and (ii) hazardous wastes disposed of by the Business on or prior to the Closing Date at any off-site location, in each case whether such liabilities accrue to Seller or Buyer in the first instance;
(g)    any liability associated with any contract or agreement relating to the Business that is not an Assigned Contract;
(h)    any and all liabilities arising from or relating to facilities or properties previously owned or operated by the Business and which are not Purchased Assets;
(i)    any liabilities or obligations under outstanding checks issued in connection with the Business to the extent not netted against cash or that are excluded from the calculation of Closing Adjusted Working Capital as finally determined;
(j)    any liabilities or obligations with respect to any default or breach under any Assigned Contracts which occurred prior to the Closing;
(k)    any liabilities or obligations for indebtedness for borrowed money incurred prior to the Closing other than accounts payable included in the calculation of Closing Adjusted Working Capital as finally determined;
(l)    any liabilities, expenses or obligations for Indemnified Product Liability Claims;
(m)    any claim or liability with respect to the ownership and operation of Business (including any liability with respect to insurance), whether asserted prior to or after the Closing, to the extent the event giving rise to the liability occurred on or prior to the Closing; and

(n)    any liabilities or obligations of Seller for transaction bonuses that are set forth on Section 4.13(e) of the Disclosure Schedules and result solely from the execution and performance of this Agreement.
Section 2.05    Purchase Price. The aggregate purchase price for the Purchased Assets shall be $25,000,000.00, subject to adjustment as set forth in Section 2.06 (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid by Buyer to Seller at Closing by wire transfer of immediately available funds to an account designated in writing by Seller.
Section 2.06    Purchase Price Adjustment.
(a)    Closing Adjustment.
(i)    Seller has prepared and delivered to Buyer at least two (2) Business Days prior to Closing a statement setting forth in reasonable detail (including supporting documentation) its good faith estimate of Closing Adjusted Working Capital (the “Estimated Closing Adjusted Working Capital”), which statement contains an estimated balance sheet of the Business as of the Closing Date (without giving effect to the transactions contemplated herein, a calculation of Estimated Closing Adjusted Working Capital (the “Estimated Closing Adjusted Working Capital Statement”), and a certificate of the Chief Financial Officer of Seller certifying that the Estimated Closing Adjusted Working Capital Statement was prepared in good faith.
(ii)    The “Closing Adjustment” shall be an amount equal to (A) the Estimated Closing Adjusted Working Capital, plus (B) $8,000,000.00, minus (C) the amount of the Target Adjusted Working Capital. If the Closing Adjustment is a positive number, the Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Purchase Price shall be reduced by the absolute value of the amount of the Closing Adjustment.
(b)    Post-Closing Adjustment.
(i)    Within five (5) Business Days after the Closing Date, Buyer and Seller shall conduct a joint physical count of the Inventory of the Business and deliver a joint written statement setting forth the amount of Inventory as of the Closing (the “Physical Count Inventory Amount”). Within sixty (60) calendar days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Adjusted Working Capital, which statement shall contain a balance sheet of the Business as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Adjusted Working Capital (the “Closing Adjusted Working Capital Statement”), a calculation of the Post-Closing Adjustment (as defined below) and a certificate of an officer of Buyer certifying that the Closing Adjusted Working Capital Statement was calculated in accordance with the definition of “Closing Adjusted Working Capital.” The “Post-Closing Adjustment” shall be an amount equal to the Closing Adjusted Working Capital less the Estimated Closing Adjusted Working Capital, as finally determined pursuant to Section 2.06(c).
(ii)    If the Post-Closing Adjustment is a positive number, then within five (5) Business Days after the Closing Adjusted Working Capital Statement is finalized pursuant to Section 2.06(c), Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment by wire transfer of immediately available funds to an account designated by Seller in writing to Buyer.
(iii)    If the Post-Closing Adjustment is a negative number, then within five (5) Business Days after the Closing Adjusted Working Capital Statement is finalized pursuant to Section 2.06(c), Seller shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment by wire transfer of immediately available funds to an account designated by Buyer in writing to Seller.
(c)    Examination and Review.
(i)    Examination. After receipt of the Closing Adjusted Working Capital Statement, Seller shall have thirty (30) calendar days (the “Review Period”) to review the Closing Adjusted Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have reasonable access to the books and records of the Business, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Adjusted Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Adjusted Working Capital Statement as Seller may reasonably request in advance for the purpose of reviewing the Closing Adjusted Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Business.
(ii)    Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Adjusted Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Adjusted Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Adjusted Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Adjusted Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)    Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then Seller and Buyer shall jointly engage and submit the amount remaining in dispute (“Disputed Amounts”) for resolution to BDO Seidman (the “Independent Accountant”). The Independent Accountant shall act as an arbitrator to determine, based solely on presentations by Seller and Buyer, and not by independent review, only those items still in dispute and shall be limited to those adjustments, if any, required to be made for the Closing Adjusted Working Capital Statement to comply with the provisions of this Agreement.
(iv)    Fees of the Independent Accountant. Seller shall pay a portion of the fees and expenses of the Independent Accountant equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountant that are resolved in favor of Buyer (that being the difference between the Independent Accountant’s determination and Seller’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountant (that being the difference between Buyer’s determination and Seller’s determination). Buyer shall pay that portion of the fees and expenses of the Independent Accountant that Seller is not required to pay hereunder.
(v)    Determination by Independent Accountant. Buyer and Seller shall use their reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Disputed Amounts within thirty (30) days after such items are submitted for review. The Independent Accountant shall make a determination with respect to the Disputed Amounts only and in a manner consistent with this Section 2.06(c), and in no event shall the Independent Accountant’s determination of the Disputed Items be for an amount that is outside the range of Buyer’s and Seller’s disagreement. Each party shall use its reasonable best efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Disputed Amounts as the Independent Accountant may reasonably request. The determination of the Independent Accountant shall be final, binding and conclusive upon Buyer and Seller and Buyer shall revise the Closing Adjusted Working Capital Statement to reflect such determination upon receipt thereof.
(vi)    Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Adjusted Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to 3.00%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, compounding annually.

(d)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 2.07    Allocation of Purchase Price. Appendix A sets forth the methodology for the allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Section 1060 of the Code (and any similar provision of state, local or foreign Law, as appropriate), subject to any post-Closing adjustment to the Purchase Price provided in this Agreement (the “Allocation Schedule”). Within thirty (30) days after the final determination of the Closing Adjusted Working Capital and the Post-Closing Adjustment in accordance with Section 2.06(c), Buyer will deliver to Seller an allocation of the Purchase Price (the “Post-Closing Allocation”) prepared in accordance with the Allocation Schedule and reflecting any Post-Closing Adjustment in a manner consistent with the Allocation Schedule. On or before the thirtieth (30th) day following Seller’s receipt of the Post-Closing Allocation, Seller shall provide Buyer with any comments it may have with respect to the Post-Closing Allocation. Such comments shall be considered in good faith by Buyer and Buyer and Seller will jointly agree in writing, such agreement not to be unreasonably withheld or delayed, on a final Post-Closing Allocation which will be binding upon Buyer and Seller and their respective successors and permitted assigns (the “Final Allocation”). Buyer and Seller, and their respective Affiliates, shall report, act and file all income and franchise Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all Tax purposes consistent with the Final Allocation. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) for income or franchise Tax purposes that is inconsistent with the Final Allocation, unless required to do so by applicable Law. If there is an increase or decrease in consideration within the meaning of Section 1.1060-1(e)(1)(ii)(B) of the Treasury Regulations after the parties have completed the Final Allocation or have filed their initial IRS Form 8594, the parties shall allocate such increase or decrease as required by and consistent with Section 1060 of the Code and the applicable Treasury Regulations and as agreed to by Buyer and Seller at the time of the applicable adjustment (such agreement not to be unreasonably withheld or delayed). In the event the allocation is audited or disputed by any taxing authority, the party receiving notice thereof shall promptly notify the other party, and each of Seller and Buyer shall provide each other with all documents, forms and other information regarding the allocation of the Purchase Price as it may reasonably request in order to defend such audit or dispute.
Section 2.08    Non-assignable Assets. Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.08, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset or Assigned Contract would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to transfer any such Purchased Assets and Assigned Contracts and novate all liabilities and obligations under such Assigned Contracts or Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor; provided further, that in the event that any required third party consent, authorization, approval or wavier for any Purchased Asset or Assigned Contract is not obtained, Seller shall cooperate with Buyer to seek to provide Buyer with the benefits of such underlying Purchased Asset or Assigned Contract at no additional cost to Buyer until the earlier of (i) the date such consent, authorization, approval, waiver, release, substitution or amendment is obtained; (ii) the term of the applicable Assigned Contract expires; or (iii) except as otherwise specified in the Transition Services Agreement, nine (9) months following the Closing, with Buyer being responsible for the performance of any of Seller’s obligations accruing thereunder from and after the Closing. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be borne equally by Seller and Buyer in accordance with Section 6.07(a).
ARTICLE III
CLOSING
Section 3.01    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 11:00 AM, Eastern time, on the date hereof, or at such other time, date or place as Seller and Buyer may mutually agree upon in writing, by pre-arranged physical deliveries and custodianships, and by electronic or internet deliveries, communications and exchanges effected on the Closing Date, from and among the parties at multiple locations. The date on which the Closing is to occur is herein referred to as the “Closing Date.”
Section 3.02    Closing Deliverables.
(a)    At the Closing, Seller shall deliver to Buyer (unless otherwise indicated below) the following:

(i)    the Bill of Sale duly executed by Seller;
(ii)    the Assignment and Assumption Agreement duly executed by Seller;
(iii)    the Deed duly executed and notarized by Seller, to be delivered to Title Company;
(iv)    with respect to each Assigned Lease, an assignment and assumption of lease (each, an “Assignment and Assumption of Lease”), duly executed by Seller and, if necessary, Seller’s signature shall be witnessed and/or notarized;
(v)    the Trademark Assignment duly executed by Seller;
(vi)    the Patent Assignment duly executed by Seller;
(vii)    the Transition Services Agreement duly executed by Seller;
(viii)    a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code and two original Internal Revenue Service Forms W-9, each duly executed by Seller;
(ix)    with respect to each automobile, truck and other vehicle set forth on Section 2.01(e) of the Disclosure Schedules, title transfer documents, each duly executed by Seller;
(x)    evidence of the termination of each Key Employee Agreement;
(xi)    an employment agreement between Buyer and each Key Employee duly executed by the applicable Key Employee;
(xii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying as to matters customary for a transaction of this sort, including, without limitation, the true and correct copies of Sellers’s current organizational documents and copies of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; and
(xiii)    such other deeds, instruments of transfer, assumption, filings or documents as Buyer shall reasonably request to vest in Buyer good and valid title to the other Purchased Assets on the terms set forth in this Agreement, including, but not limited to any additional documents that Title Company may reasonable require in connection with the recordation of the Deed and issuance of the Title Policy to Buyer in accordance with this Agreement.
(b)    At the Closing, Buyer shall deliver to Seller the following:
(i)    the Purchase Price (subject to adjustment as set forth in Section 2.06);

(ii)    the Bill of Sale duly executed by Buyer;
(iii)    the Assignment and Assumption Agreement duly executed by Buyer;
(iv)    with respect to each Assigned Lease, an Assignment and Assumption of Lease duly executed by Buyer and, if necessary, Buyer’s signature shall be witnessed and/or notarized;
(v)    the Trademark Assignment duly executed by Buyer;
(vi)    the Patent Assignment duly executed by Buyer;
(vii)    the Transition Services Agreement duly executed by Buyer;
(viii)    an employment agreement between Buyer and with each Key Employee duly executed by Buyer;
(ix)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying as to matters customary for a transaction of this sort, including, without limitation, the true and correct copies of Buyer’s current organizational documents and copies of the resolutions of the member of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; and
(x)    such other instruments of transfer, assumption, filings or documents as Seller shall reasonably request to evidence Buyer’s assumption of the Assumed Liabilities on the terms set forth in this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof. The information and disclosures contained in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedules as though fully set forth in such section for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any section of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by the Agreement.
Section 4.01    Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Ohio and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties and assets owned, leased or operated by Seller in the conduct of the Business or the operation of the Business as currently conducted makes such licensing or qualification necessary.
Section 4.02    Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.03    No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation or regulations of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in any termination, cancellation or acceleration, or give rise to any such right of termination, cancellation or acceleration under, any of the terms or conditions of any Assigned Contract; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, upon any of the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other

Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 4.03 of the Disclosure Schedules.
Section 4.04    Financial Statements.
(a)    The unaudited financial statements consisting of the balance sheet of the Business as at June 30 in each of the years 2012 and 2013 and the statement of income for the years then ended (the “Annual Financial Statements”), and the unaudited financial statements consisting of the balance sheet of the Business as at December 31, 2013 and the statement of income for the six (6) month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are set forth on Section 4.04(a) of the Disclosure Schedules.
(b)    Except as noted therein or on Section 4.04(b) of the Disclosure Schedules, the Financial Statements (i) have been prepared in accordance with the books and records of the Business; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to the absence of notes, and, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments; and (iii) fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of June 30, 2013 is referred to herein as the “Balance Sheet,” and the balance sheet of the Business as of December 31, 2013 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”
(c)    There are no Assumed Liabilities of any kind whatsoever, whether matured or unmatured, absolute, accrued, contingent or otherwise, whether or not required by GAAP to be reflected or reserved for on a balance sheet or disclosed in the notes thereto, other than liabilities that (i) are reflected or reserved against in the Interim Balance Sheet, (ii) were incurred after the Interim Balance Sheet Date in the ordinary course of business or (iii) are set forth on Section 4.04(c) of the Disclosure Schedules.
Section 4.05    Absence of Certain Changes, Events and Conditions. Except (i) as expressly contemplated by this Agreement, (ii) for any action taken at the direction of Buyer, or (iii) as set forth on Section 4.05 of the Disclosure Schedules, from the Interim Balance Sheet Date until the date of this Agreement, Seller has operated the Business in the ordinary course of business consistent with past practice and there has not been, with respect to the Business, any:
(a)    event, occurrence or development that has had a Material Adverse Effect;
(b)    incurrence of any indebtedness for borrowed money in connection with the Business in an aggregate amount exceeding $100,000, except unsecured current obligations and liabilities incurred in the ordinary course of business including through intercompany accounts;

(c)    sale or other disposition of any of the Purchased Assets, except for the sale of Inventory in the ordinary course of business consistent with past practice;
(d)    cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business consistent with past practice;
(e)    capital expenditures in an aggregate amount exceeding $100,000 which would constitute an Assumed Liability;
(f)    imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;
(g)    increase in the compensation of any Employees or any increase in the benefits provided to any Employees under any Benefit Plan, other than (i) as provided for in any written agreements; (ii) the new 2014 healthcare plan for salaried Employees; or (iii) in the ordinary course of business consistent with past practice;
(h)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(i)    purchase or other acquisition of any property or asset that constitutes a Purchased Asset for an amount in excess of $50,000, except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or
(j)    any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 4.06    Material Contracts.
(a)    Section 4.06(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party and by which it is bound primarily in connection with the operation of the Business or the Purchased Assets (collectively, the “Material Contracts”):
(i)    all Contracts involving aggregate consideration in excess of $100,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than ninety (90) days’ notice;
(ii)    all Contracts that relate to the sale of any of the Purchased Assets, other than in the ordinary course of business, for consideration in excess of $100,000;
(iii)    all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $100,000;

(iv)    except for agreements relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, letters of credit and guarantees), in each case having a principal amount in excess of $25,000;
(v)    all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts with payments greater than $25,000 per year or any other Contract that compensates any Person based on sales with payments greater than $25,000;
(vi)    all Contracts including clauses requiring the Business to purchase minimum quantities (or pay any amount for failure to purchase any specific quantities) of goods or services, or contains “most favored customer” or similar pricing arrangements;
(vi)    partnership, joint venture or other similar agreements or arrangements;
(vii)    agreements for the purchase or sale of products or services with the Material Customers and Material Suppliers;
(ix)    agreements providing for aggregate, non-cancellable payments after the date hereof in excess of $100,000 (other than agreements with customers);
(x)    all Contracts containing covenants restricting the ability of the Business to compete in any line of business, in any geographic area or for any period of time, or covenants of any other Person not to compete with the Business or not to solicit any employees or customers of the Business;
(xi)    agreements that provide for guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the liabilities of any other Person, in each case involving an amount in excess of $25,000;
(xii)    Contracts under which any Purchased Assets or Real Property are subject to an Encumbrance other than a Permitted Encumbrance;
(xiii)    All Assigned Leases;
(xiv)    all Intellectual Property Licenses;
(xv)    all Outbound Intellectual Property Licenses;
(xvi)    all Contracts granting or increasing any severance, continuation or termination pay or retention bonus to any Person;
(xvii)    all Contracts that relate exclusively to the Business between or among the Seller on the one hand and any Affiliate of Seller on the other hand; and
(xviii)    all Contracts providing for or relating to (i) any employment (other than at will arrangements), regardless of amount, or (ii) any consulting or advisory relationship with any Person or entity, including any commission-based arrangement involving in the case of this subclause (ii) in which annual compensation exceeds or is reasonably expected to exceed $25,000;
(xix)    all collective bargaining agreements or Contracts with any labor organization, union or association, and all agreements pursuant to which compensation or benefits are provided to any Employee;
(xx)    contracts related to the operation, ownership or management of the Real Property, and all amendments and modifications thereto, including maintenance, brokerage, finders, service, construction and supply contracts, in each case involving an amount in excess of $25,000 per year; or
(xxi)    any other agreements (except as otherwise set forth in this Section 4.06) entered into, other than in the ordinary course of business, that are material to the Business taken as a whole.
(b)    Except as set forth on Section 4.06(b) of the Disclosure Schedules, all Assigned Contracts: (i) were entered into with bona fide third parties in arm’s length transactions (except as set forth in Section 4.20 of the Disclosure Schedules), (ii) are valid, binding and enforceable in accordance with their terms, and to Seller’s Knowledge, on the counterparty thereto, (iii) are in full force and effect, and, (iv) subject to obtaining any required consents identified on Section 4.03 of the Disclosure Schedules, will continue to be valid, binding and enforceable by Buyer and in full force and effect in accordance with the their terms immediately following the Closing. To Seller’s Knowledge, no other party obligated pursuant to any Assigned Contract is currently in breach, violation or default in any material respect under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a material default under) such Assigned Contract. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a breach or violation of, or default under, any Assigned Contract, (ii) give any Person the right to declare a default, seek damages or exercise any other remedy under any Assigned Contract, (iii) give any Person the right to accelerate the maturity or performance of any Assigned Contract or (iv) give any Person the right to cancel, terminate or modify any Assigned Contract. No party to any of the Assigned Contracts has exercised any cancellation, termination or modification rights, including any right to terminate for convenience, with respect thereto or exercised any right or option not to renew with respect thereto or to modify the terms.
(c)    Seller has provided Buyer with access to true and correct copies of all Material Contracts, including all amendments and modifications thereto.
Section 4.07    Title to Assets; Excluded Assets.
(a)    Seller is the record and beneficial owner of and has good and valid title to, or, in the case of licensed or leased assets, a valid license or leasehold interest in, all of the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.
(b)    Except as set forth on Section 4.07(b) of the Disclosure Schedules, the material tangible Purchased Assets are in good working condition sufficient to operate the Business in the same manner it has been operated over the past twelve months and are not materially defective except for ordinary wear and tear.
(c)    Except for the Excluded Assets and except as set forth on Section 4.07(c) of the Disclosure Schedules, upon (i) the purchase and acquisition of the Purchased Assets in accordance with this Agreement, (ii) the receipt by Buyer of the services and benefits made available or otherwise offered by Seller under this Agreement or any Transaction Documents, (iii) the receipt of all consents or approvals of third parties required for the transfer of the Purchased Assets, (iv) the acquisition or other receipt by Buyer of all licenses and permits and other governmental authorizations, grants and approvals required to operate the Business and perform the obligations of the Business, and (v) the provision by Buyer, any of its Affiliates or any third party of all services under the Transition Services Agreement, Buyer shall hold, directly or indirectly, in the same manner as held by Seller (whether through the beneficial ownership of, lease, license, or other legal right to use), all the assets, properties and services used by Seller to operate the Business as it is currently being conducted.
Section 4.08    Real Property
(a)    Section 4.08(a) of the Disclosure Schedules sets forth all material real property owned by Seller and exclusively used in connection with the Business (collectively, the “Owned Real Property”). Seller has good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances, except Permitted Title Exceptions.
(b)    Section 4.08(b) of the Disclosure Schedules sets forth all material real property leased by Seller and exclusively used in connection with the Business (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each Leased Real Property involving annual payments of at least $50,000 (collectively, the “Assigned Leases”).
(c)    The Seller leases real property pursuant to the Bentonville Lease, a portion of which is used in connection with the Business and a portion of which is not used in connection with the Business.
(d)    Seller has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(e)    The Real Property and the Bentonville Lease constitutes all of the real property and leasehold interests used by Seller primarily in the conduct of the Business. Except as set forth in Section 4.08(e) of the Disclosure Schedules, Seller has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any of the Real Property, and Seller has not entered into any agreement or option to transfer or sell any of the Real Property, any portion thereof or any interest therein, nor has Seller granted any option or right of first refusal or first opportunity to any party to acquire any of the Real Property, any portion thereof or any interest therein. Seller has not received or delivered any written notice of default, termination, cancellation or non-renewal with respect to any Leased Real Property. All rent and other sums and charges payable by Seller under each Assigned Lease are current.
(f)    Except for the Assigned Leases, there are no licenses, leases, subleases, tenancies or occupancy agreements (written or oral) presently affecting the Real Property, and no person, entity, corporation or partnership other than Seller has or is exercising any right to use or occupy any portion of the Real Property.
(g)    Seller has not received notice from any Governmental Authority (i) of any violations of or non-compliance with any applicable law, regulation or ruling, whether federal, state or local, which affects the Real Property, including, without limitation, any building, fire safety or zoning code violations or (ii) that the Real Property is in default of any permits, licenses or certificates of occupancy and that there is any pending potential loss, expiration or suspension of such permits, licenses or agreements.
(h)    There are no open or pending insurance claims with respect to any portion of the Real Property.
Section 4.09    Intellectual Property.
(a)    Section 4.09(a) of the Disclosure Schedules sets forth a true and complete list of all Intellectual Property Registrations owned by, filed by or in the name of, issued to, assigned to or registered in the name of Seller and relating exclusively to the Business, and the current status of the corresponding registrations, filings and applications in each applicable jurisdiction. Except as set forth on Section 4.09(a) of the Disclosure Schedules, all of the Intellectual Property Registrations are valid and subsisting, in good standing, in full force and effect, with all fees, payments and filings due as of the Closing having been duly and timely made. There are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to such Intellectual Property Registrations.
(b)    Section 4.09(b)(i) of the Disclosure Schedules sets forth a true and complete list of all Intellectual Property Licenses. Section 4.09(b)(ii) of the Disclosure Schedules sets forth a true and complete list of all Contracts under which Seller has granted to any third party a license with respect to any Intellectual Property Assets (“Outbound Intellectual Property Licenses”).

(c)    The operation of the Business as presently conducted has not and does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third Person. To Seller’s Knowledge, (i) no third party is infringing, misappropriating or violating in any material respect any of the Intellectual Property Assets; (ii) no written claims or notices challenging the validity or ownership or use of the Intellectual Property Assets have been asserted against Seller by any third party; and (iii) no written claims or notices challenging the right of Seller to use any of the Intellectual Property licensed by Seller pursuant to the Intellectual Property Licenses or licenses of commercially available “off-the-shelf” software has been asserted against Seller by any third party (including any notices of breach or of any outstanding breach of any Intellectual Property Licenses).
(d)    Seller has taken all necessary measures to safeguard and maintain its rights in the proprietary nature of the Intellectual Property Assets, including, but not limited to, including in or showing on the products of the Business all necessary copyright, patent, trademark or attribution notices.
Section 4.10    Legal Proceedings; Governmental Orders.
(a)    Except as set forth in Section 4.10(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings (collectively, “Actions”) pending or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets, the Real Property or the Assumed Liabilities. None of the Actions described on Section 4.10(a) of the Disclosure Schedules would reasonably be expected to have a Material Adverse Effect.
(b)    Except as set forth in Section 4.10(a) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business, the Purchased Assets or the Real Property.
Section 4.11    Compliance With Laws; Permits.
(a)    Except as set forth in Section 4.11(a) of the Disclosure Schedules, Seller is in material compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets and the Real Property.
(b)    Seller holds all material Permits necessary for the lawful ownership and operation of the Business and the operation of the Real Property, all of which are listed in Section 4.11(b) of the Disclosure Schedules.
Section 4.12    Environmental Matters.
(a)    The operations of Seller with respect to the Business, the Real Property and the Purchased Assets are, and have been for the past five years, in compliance with all Environmental Laws in all material respects. Seller has not received from any Person, nor to Seller’s Knowledge, has any Person threatened, with respect to the Business or the

Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)    Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.12(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and the Real Property.
(c)    None of the Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(d)    There has been no material Release of Hazardous Materials with respect to the Business, the Purchased Assets or any Real Property, and Seller has not received any Environmental Notice that the Business or any of the Purchased Assets or Real Property has been contaminated with any Hazardous Material which, in each case, would reasonably be expected to result in an Environmental Claim against, or a material violation of Environmental Law or term of any Environmental Permit by, Seller.
(e)    Seller has previously made available to Buyer in the Data Room any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Business, the Purchased Assets or any Real Property which are in the possession or control of Seller.
(f)    Except as disclosed in Section 4.12(f) of the Disclosure Schedule, there are no underground storage tanks at any of the Real Property.
(g)    The representations and warranties set forth in this Section 4.12 are the Seller’s sole and exclusive representations and warranties regarding environmental matters.
Section 4.13    Employee Benefit Matters.
(a)    Section 4.13(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program that is (i) in effect and covering one or more Employees, former employees of the Business or the beneficiaries or dependents of any such Persons, and (ii) is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material liability for premiums or benefits (as listed on Section 4.13(a) of the Disclosure Schedules, each, a “Benefit Plan”).
(b)    Each Benefit Plan complies with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder) in all material respects. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a

“Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. With respect to any Benefit Plan, to Seller’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject Seller to a Tax under Section 4971 of the Code or the Purchased Assets to a lien under Section 430(k) of the Code.
(c)    Except as set forth in Section 4.13(c) of the Disclosure Schedules, no Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or is otherwise subject to Title IV of ERISA. Except as set forth in Section 4.13(c) of the Disclosure Schedules, Seller has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; (B) incurred any liability under Section 302 or Title IV of ERISA or Section 412 of the Code; or (C) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA. The transactions contemplated by this Agreement are not, either individually or in the aggregate, transactions that would give rise to liability under Section 4069 or 4212(c) of ERISA
(d)    Except as set forth in Section 4.13(d) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following the end of the calendar month following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(e)    Except as set forth in Section 4.13(e) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of the Business of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Business, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
Section 4.14    Employment Matters.
(a)    Section 4.14(a) of the Disclosure Schedules sets forth, as of January 15, 2014: (i) all Employees providing services to the Business; (ii) each Employee’s current rate of compensation; and (iii) each Employee’s accrued vacation, sick leave or personal leave if applicable. Section 4.14(a) of the Disclosure Schedules also names any employee who is absent from work due to a leave of absence or who is receiving workers’ compensation or is receiving disability compensation. Except as included in Adjusted Closing Working Capital as finally determined or as set forth on Section 4.14(a) of the Disclosure Schedules, there are no due and unpaid wages, bonuses or commissions owed to any Employee.
(b)    Section 4.14(b) of the Disclosure Schedules sets forth any written Contracts with independent contractors for consulting or advisory services.
(c)    Seller is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees. To Seller’s Knowledge there does not currently exist any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Employees, and there has not been any organized slowdown, organized work interruption, strike or work stoppage by the Employees within the past twelve (12) months.
(d)    Except as set forth on Section 4.14(d) of the Disclosure Schedules, Seller is in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees and in the past two (2) years neither Seller nor any of its respective officers, directors, or employees has been charged, or, to Seller’s Knowledge, threatened with the charge of, any unfair labor practice with respect to the Employees.
Section 4.15    Taxes.
(a)    Seller has filed (taking into account any valid extensions) all material Tax Returns with respect to the Business required to be filed by Seller and has paid all Taxes shown thereon as owing. All such Tax Returns were complete and correct in all material respects. Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.
(b)    Seller has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor or customer of the Business, and complied with all material information reporting and backup withholding provisions of applicable Law.
(c)    There are no outstanding deficiencies asserted in writing, or assessments made in writing, against Seller with respect to the Business as a result of any examinations by any taxing authority.

(d)    Seller is not a party to any action, suit or claim by any taxing authority with respect to the Business. To Seller’s Knowledge, there are no pending or threatened actions, suits, claims or investigation by any taxing authority with respect to the Business.
(e)    There are no Encumbrances for any Taxes (other than for Taxes not yet due and payable).
(f)    None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code.
(g)    Seller has not received any written notice or questionnaire from any jurisdiction with which it does not currently file Tax Returns suggesting that Seller is obligated to file Tax Returns or pay Taxes with respect to the Business in such jurisdictions.
Section 4.16    Brokers. Except for KeyBanc Capital Markets Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.
Section 4.17    Accounts Receivable. The accounts receivable of the Business reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof through the Closing (a) have arisen from bona fide transactions entered into by the Business involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid claims of the Business not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice or as otherwise set forth in the Financial Statements. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
Section 4.18    Customers and Suppliers.
(a)    Section 4.18(a) of the Disclosure Schedules sets forth with respect to the Business (i) the top ten customers for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of gross sales to each Material Customer during such periods. Except as set forth in Section 4.18(a) of the Disclosure Schedules, to Seller’s Knowledge, no Material Customer has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.
(b)    Section 4.18(b) of the Disclosure Schedules sets forth with respect to the Business (i) the top ten suppliers for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each

Material Supplier during such periods. Except as set forth in Section 4.18(b) of the Disclosure Schedules, to Seller’s Knowledge, no Material Supplier has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.
Section 4.19    Inventory. The Inventory reflected on the Interim Balance Sheet and the Inventory produced after the date thereof through the Closing consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances other than Permitted Encumbrances, and no Inventory is held on a consignment basis.
Section 4.20    Related Party Transactions; Shared Services. No executive officer or director of Seller or any person owning 5% or more of the shares of common stock of Seller (or any of such person's immediate family members or Affiliates or associates) (a) has any financial interest in any Purchased Asset other than as a holder of the stock of Seller, or (b) has any business dealings or a financial interest in any transaction with Seller that relates to the Business (other than pursuant to Contracts for Shared Services). Section 4.20 of the Disclosure Schedules lists all goods, materials or services sold or provided by Seller and its Affiliates that are used in the conduct of the Business that are not Purchased Assets, in each case having a value of over $25,000 (the “Shared Services”).
Section 4.21    Information Technology. Section 4.21 of the Disclosure Schedules sets forth a true and complete list of (i) all material items of hardware, software, databases, computer equipment and other information technology, owned, leased or licensed by Seller in connection with the ownership and operation of the Business (the “Computer System”), and (ii) all Contracts relating to the current use of the information technology, including for disaster recovery and/or back-up data processing services. Except as set forth on Section 4.21 of the Disclosure Schedules, the Computer System adequately meets the data processing needs of the business and operations of the Business as it is currently being conducted.
Section 4.22    No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person on behalf of Seller has made or makes any other express or implied representation or warranty, either written or oral, or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this Section 4.22 are true and correct as of the date hereof.
Section 5.01    Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Illinois.
Section 5.02    Authority of Buyer. Buyer has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 5.03    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the organizational documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit,

Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.
Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
Section 5.05    Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 5.06    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation, warranty or covenant as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).
ARTICLE VI
COVENANTS
Section 6.01    Employees and Employee Benefits.
(a)    Seller shall terminate all Employees set forth in Section 6.01(a) of the Disclosure Schedules effective as of the Closing Date. Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date, to all Employees set forth in Section 6.01(a) of the Disclosure Schedules. Effective as of the Closing Date, except as set forth herein, each Employee who accepts an offer of employment with Buyer extended in accordance with the immediately preceding sentence (including acceptance through receipt of disability benefits) by beginning active employment with Buyer or otherwise accepting the offer of employment in accordance with its terms within the three month period following Closing is referred to herein as a “Transferred Employee”).
(b)    During the period commencing on the Closing Date and ending December 31, 2014 (or if earlier, the date of the Transferred Employee’s termination of employment with Buyer or an Affiliate of Buyer), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee with base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller immediately prior to the Closing.
(c)    With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer (collectively, “Buyer Benefit Plans”) for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with Seller, to the extent permitted by Law, as if such service were with Buyer, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan. The Buyer Benefit Plans shall reflect such service credit.
(d)    As soon as administratively practicable following the Closing Date, Seller, or any applicable Affiliate, and Buyer shall cooperate and take all actions necessary to effect a transfer of assets and liabilities (including outstanding loans) from the Code section 401(k) defined contribution retirement plan that it maintains to the defined contribution retirement plan maintained by Buyer, with respect to the Transferred Employees, in connection with the transactions contemplated by this Agreement. Any such transfer shall be in an amount sufficient to satisfy Section 414(l) of the Code. Upon the transfer of assets and liabilities into Buyer’s plan, all transferred account balances from Seller’s plan shall become fully vested.
(e)    Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans. Seller shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Employees on or prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability benefits for hourly workers, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates. Short-term disability benefits for salaried workers provided by Seller shall terminate on the Closing Date. After the Closing Date, Seller shall be responsible for providing continuation coverage required under Section 4980B of the Code and Title I, Part 6 of ERISA to all former Employees of Seller who terminated employment on or before such date and to all persons who are considered “M&A qualified beneficiaries” as defined under Treas. Reg. Section 54.4980B-9 in connection with the transactions contemplated by this Agreement.
(f)    This Section 6.01 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.01. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.01 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.
Section 6.02    Confidentiality. From and after the Closing: (a) Seller shall, and shall cause its Affiliates and Representatives to, maintain in confidence any written, oral or other confidential information (i) relating to the Business obtained by Seller by virtue of its ownership of the Business prior to the Closing, and (ii) of Buyer or the Business obtained by Seller in connection with the receipt or performance of services under the Transition Services Agreement, and (b) Buyer shall, and shall cause its Affiliates and Representatives to, maintain in confidence any written, oral or other confidential information of Seller (other than information relating to the Business or the Purchased Assets or Assumed Liabilities) obtained by Buyer by virtue of Buyer’s due diligence investigation, negotiation of this Agreement or ownership of the Business from and after the Closing or in connection with the receipt or performance of services under the Transition Services Agreement, except, in each case, to the extent that the applicable party is required to disclose such information by judicial or administrative process or pursuant to applicable Law or such information can be shown to have been (y) previously known by the applicable party on a nonconfidential basis or (z) in the public domain through no fault of the applicable party. With respect to confidential information that includes personal information, each of Buyer and Seller agrees to, and will cause its Affiliates and Representatives to, comply with applicable Laws related to the privacy of personal information, including financial and health information. In the event that Buyer or Seller or any of their Representatives is requested or required by applicable Law or any Governmental Authority to disclose any confidential information of the other party (the “Compelled Confidential Information”), such party will notify the other party promptly in writing of the terms and circumstances surrounding such request so that they may seek a protective order or other appropriate remedy or, in their sole discretion, waive compliance with the terms of this Section 6.02. Each of Buyer and Seller and their Representatives agrees not to oppose any action by the other party to obtain a protective order or other appropriate remedy and shall cooperate fully with the other party in connection therewith. In the event that no such protective order or other remedy is obtained, or that Seller or Buyer, as applicable, waives compliance with the terms of this Section 6.02, the other party will furnish only that portion of the Compelled Confidential Information which the other party is believes in good faith, after receiving advice from counsel, that it is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such Compelled Confidential Information.
Section 6.03    Governmental Approvals and Consents.
(a)    Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, to the extent not obtained on or prior to the Closing, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
Section 6.04    Books and Records.
(a)    Without limiting any obligations contained in the Transaction Services Agreement, in order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall retain the Books and Records (including personnel files) relating to periods on or prior to the Closing in a manner reasonably consistent with the prior practices of Seller.
(b)    From and after the Closing and with respect to the Business only, each of Seller and Buyer shall promptly afford the other party and its Representatives reasonable access (including the right to make, at the requesting party’s expense, photocopies) to their respective books and records (including all environmental and health and safety records relating to the Business held by Seller, employee-related or employee benefit-related files or records and copies of the personnel files of Transferred Employees), information, employees and auditors to the extent necessary or useful for the party requesting such access in connection with any audit, investigation, dispute or Action or any other reasonable business purpose relating to the Business, provided that the party requesting such access agrees to reimburse the other party promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any such request.
(c)    Buyer shall not be obligated to provide Seller with access to any books or records (including personnel files) pursuant to this Section 6.04 where such access would violate any Law.
Section 6.05    Public Announcements. Except as required by applicable Law, U.S. Securities and Exchange Commission disclosure obligations or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding anything contrary herein, Buyer acknowledges, agrees and understands that Seller will be required to disclose publicly the existence of this transaction and a copy of this Agreement for purposes of complying with securities Laws or stock exchange requirements.
Section 6.06    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.
Section 6.07    Taxes.
(a)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller and Buyer equally when due. Buyer shall prepare and timely file (and Seller shall cooperate with respect thereto as necessary) all Tax Returns required to be filed with respect to such Taxes or fees.
(b)    All Taxes that arise out of the operation of the Business, the Purchased Assets, or the Assumed Liabilities attributable to any taxable period that begins prior to the Closing Date and ends after the Closing Date (a “Straddle Period”) shall be apportioned between Buyer and Seller in the following manner: All Taxes that arise out of the operation of Business, the Purchased Assets, or the Assumed Liabilities attributable to that portion of a Straddle Period ending on or before the Closing Date (the “Pre-Closing Straddle Period”) shall be attributable to Seller, and all Taxes that arise out of the operation of the Business, the Purchased Assets, or the Assumed Liabilities attributable to that portion of a Straddle Period that begins after the Closing Date (the “Post-Closing Straddle Period”) shall be attributable to Buyer. In the case of any Taxes that arise out of the operation of the Business, the Purchased Assets, or the Assumed Liabilities for a Straddle Period, the portion of such Taxes that are allocated to the Pre-Closing Straddle Period shall be (x) the amount that would be payable if the relevant Taxable period ended at the end of the day on the Closing Date pursuant to an interim closing of the books in the case of all Taxes (other than the Taxes described in (y) below), and (y) in the case of Taxes based on periods of time that cannot be allocated based upon an interim closing of the books, the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the total number of days in that portion of such Taxable period ending at the end of the day on the Closing Date and the denominator of which is the total number of days in such Taxable period.
(c)    From and after the Closing Date, to the extent reasonably requested by the other party, and at such party’s expense, Seller and Buyer shall assist and cooperate with the other in the preparation and filing of any Tax Return described in this Section 6.07 and shall assist and cooperate with the other in preparing for and conducting disputes, audits or other litigation relating to Taxes for which the other party is responsible pursuant to this Agreement. Such assistance shall include making employees reasonably available on a mutually convenient basis to provide additional information and explanation of material provided hereunder and providing copies of any relevant Tax Returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. Seller and Buyer further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax (including additions thereto or interest and penalties thereon) that could be imposed with respect to the transactions contemplated in this Agreement. Buyer and Seller shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.07.
(d)    Buyer and Seller agree to follow the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320, with respect to the filing and furnishing of IRS Forms W-2, W-3, W-4, W-5 and 941.
(e)    Except as may be provided in the Assigned Leases, notwithstanding anything in this Agreement to the contrary, in no event shall Buyer be responsible for real or personal ad valorem Taxes or assessments allocable to property other than the Owned Real Property, even if said Taxes or assessments are included in the same invoices as the Taxes allocable to the Owned Real Property, and/or even if said Taxes or assessments arise out of a change of ownership of the Owned Real Property.
Section 6.08    Seller’s Logo. Buyer acknowledges and agrees that certain elements of a version of the “Candle-lite” logo that is no longer in use in the Business contains elements of Seller’s logo. To the extent any of the Intellectual Property Assets contain any elements of the Seller’s logo or name, Seller grants Buyer a limited, royalty-free license to use such elements of Seller’s logo for period of 180 days following the Closing in connection with the sale of any existing Inventory or use of marketing materials incorporating such elements. Following such 180 day period, Buyer agrees not to use, or contest Seller’s ownership in, the Seller’s logo or name or any elements of Seller’s logo or name.
Section 6.09    Non-competition; Non-solicitation
(a)    For a period of four years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant. Notwithstanding the foregoing, Seller and its Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or any of its Affiliates are not controlling Persons of, or members of a group which controls, such Person and do not, directly or indirectly, own 5% or more of any class of securities of such Person.
(b)    During the Restricted Period, neither party shall, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any person who is employed by the other party or its Affiliates or is or was employed in the Business or by the other party or its Affiliates during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to Section 6.01 or a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.09 shall prevent either party or any of their Affiliates from hiring (i) any employee whose employment has been terminated by the other party or its Affiliates or (ii) after one (1) year from the date of termination of employment, any employee whose employment has been terminated by the employee.
(c)    Seller and Buyer acknowledge that a breach or threatened breach of this Section 6.09 would give rise to irreparable harm to the other party, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the other party of any such obligations, the non-

breaching party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(d)    Seller and Buyer acknowledge that the restrictions contained in this Section 6.09 are reasonable and necessary to protect the legitimate interests of the other party and constitute a material inducement to each party to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.09 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.09 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.10    Continued Dumping and Subsidy Offset Act of 2000. Buyer agrees not to make claims under or interfere with Seller’s claims under the Continued Dumping and Subsidy Offset Act of 2000 with respect to the Business for any pre-Closing period or for any manufacturing or other activities occurring during the pre‑Closing period.
Section 6.11    Further Assurances. Each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to vest in Buyer good, marketable and indefeasible title to the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances) and to comply with the purposes and intent of this Agreement, and such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by Seller and assumption by Buyer of the Assigned Contracts, and Seller and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement.

ARTICLE VII
INDEMNIFICATION
Section 7.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided, that (a) the representations and warranties in Section 4.01, Section 4.02, Section 4.07(a), Section 4.16, Section 5.01, Section 5.02 and Section 5.04 (collectively, the “Fundamental Representations”) shall survive indefinitely; and (b) the representations and warranties in Section 4.13 and Section 4.15 (collectively, the “Tax Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.
Section 7.02    Indemnification By Seller. Subject to the other terms and conditions of this Article VII, from and after the Closing, Seller shall indemnify Buyer and its directors, officers, employees, Affiliates, agents and representatives and their successors and permitted assigns (collectively, the “Buyer Indemnitees”), and shall hold the Buyer Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;
(c)    any Indemnified Product Liability Claims; or
(d)    any Excluded Asset or any Excluded Liability.
Section 7.03    Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify Seller and its directors, officers, employees, Affiliates, agents and representatives and their successors and permitted assigns (collectively, the “Seller Indemnitees”) against, and shall hold the Seller Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(c)    any Losses under the WARN Act resulting from Buyer’s termination of the Transferred Employees; or
(d)    any Assumed Liability.
Section 7.04    Certain Limitations. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.” The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:
(a)    The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds $165,000.00 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.
(b)    The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a), as the case may be, shall not exceed $2,500,000.00 (the “Cap”);
(c)    Notwithstanding anything to the contrary contained in this Agreement, neither the Deductible nor the Cap shall apply to any Losses resulting from or arising out of (i) fraud or willful breach or (ii) a breach of any Fundamental Representation or Tax Representations, nor shall any such Losses apply toward satisfaction of the Deductible or the Cap.
(d)    Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom the actual amount of any insurance proceeds and any indemnity, contribution or other similar payment realized by and paid to or paid on behalf of such Indemnified Party in respect of any such claim (net in each case of (i) any costs incurred to recover such amounts (including any related retrospective premium adjustments resulting from assertion of such claims) and (ii) any Losses in respect of the same matter that are not subject to indemnification hereunder solely by virtue of the limitations in this Article VII) (collectively, “Recoverable Proceeds”). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement; provided, that any costs or expenses reasonably incurred in connection with such commercially reasonable mitigation efforts shall constitute Losses subject to indemnification hereunder (subject to the other limitations on indemnification provided in this Article VII).
(e)    Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect to any Loss shall be reduced by an amount equal to any net Tax benefit actually realized as a result of such Loss by the Indemnified Party. If the cash benefit has not been obtained at the time the Indemnifying Party makes the payment, the Indemnifying Party shall pay the full amount of the Loss. Within thirty (30) days after the actual receipt of a net Tax benefit by the Indemnified Party, the Indemnified Party shall pay such amount to the Indemnifying Party.
(f)    Any amount payable by an Indemnifying Party pursuant to this Article VII shall be paid promptly and payment shall not be delayed pending any determination of Recoverable Proceeds. In any case where an Indemnified Party recovers from a third Person any Recoverable Proceeds and/or any other amount in respect of any Losses for which an Indemnifying Party has actually reimbursed it pursuant to this Article VII, such Indemnified Party shall promptly pay over to the Indemnifying Party such Recoverable Proceeds and/or the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.
(g)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages or diminution of value or any damages based on any type of multiple (including without limitation any multiple of profits or multiple of cash flow), except and to the extent such damages are awarded in a Third Party Claim for which the Indemnifying Party has an indemnification obligation under this Agreement.
(h)    Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.
Section 7.05    Indemnification Procedures.
(a)    Third Party Claims.
(i)    If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (a “Third Party Claim Notice”) and in any event within ten (10) days; provided, that any delay in providing a Third Party Claim Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, unless and only to the extent that the Indemnifying Party is prejudiced thereby. A Third Party Claim Notice shall describe the facts and circumstances with respect to the subject matter of such Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.
(ii)    Upon receipt of a Third Party Claim Notice, the Indemnifying Party shall give written notice to the Indemnified Party within thirty (30) days after receipt of such Third Party Claim Notice (or ten (10) days if the notice of such Third Party Claim states that it is being delivered with respect to newly filed litigation or similar matters for which a responsive filing is due), either acknowledging or denying its obligations to indemnify and defend pursuant to this Article VII.
(iii)    If the Indemnifying Party notifies the Indemnified Party that it acknowledges its obligation to indemnify and defend the Indemnified Party with respect to a Third Party Claim, then, subject to the limits on indemnification set forth herein, the Losses of the Indemnified Party resulting from or arising out of such Third Party Claim will be deemed a liability of the Indemnifying Party under this Article VII and the Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, the defense of such Third Party Claim at the Indemnifying Party’s expense, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(a)(iv), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(a)(iv), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume control of the defense of a Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party to defend such Third Party Claim if (i) such Third Party Claim is reasonably foreseeable to result in Losses which are in excess of the Cap; (ii) such Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (iii) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; or (iv) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim, in each case subject to the limitations set forth in Section 7.04.
(iv)    Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless (i) the sole relief provided is monetary damages that are paid in full concurrently with the compromise or settlement and (ii) such settlement, compromise or discharge does not involve any finding or admission of liability or any violation of applicable Law or admission of any wrongdoing by the Indemnified Party, provide a grant of injunctive relief, or otherwise have adverse impacts upon the Indemnified Party that are not fully indemnified by the Indemnifying Party, and the Indemnifying Party shall (x) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (y) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party and (z) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim.
(v)    If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party denies its obligation to indemnify and defend the Indemnified Party with respect to a Third Party Claim, (i) the Indemnified Party may retain counsel and other experts to file any motion, answer or other pleading and take such other action which the Indemnified Party reasonably deems necessary to protect its interests, and (ii) the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a period of thirty (30) days from the date of such notice, either party may resort to litigation in accordance with Section 8.10. If the Indemnifying Party neglects, refuses or denies its obligation to indemnify and defend the Indemnified Party with respect to a Third Party Claim but is finally determined to have been required to provide such indemnification, then the Losses incurred in good faith by the Indemnified Party with respect to such Third Party Claim shall be recoverable Losses, subject to the limitations on indemnification set forth herein.
(b)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof (a “Direct Claim Notice”); provided, that any delay in providing a Direct Claim Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, unless and only to the extent that the Indemnifying Party is prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of a Direct Claim Notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(c)    In the event that the Indemnifying Party shall object to any indemnification of an Indemnified Party in respect of any claim or claims specified in any Direct Claim Notice, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Direct Claim Notice, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection (and attaching all supporting documentation for such position), and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to a court of competent jurisdiction as set forth in Section 8.10.
Section 7.06    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 7.07    Exclusive Remedies. Subject to Section 8.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 8.11 or to seek any remedy on account of any intentional and proven fraud or willful misconduct by any party hereto.
ARTICLE VIII
MISCELLANEOUS
Section 8.01    Expenses. Except as otherwise expressly provided herein (including Section 6.07 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Seller shall pay all amounts payable to KeyBanc Capital Markets Inc. Any costs or fees associated with the recordation of the Deed shall be the sole responsibility of the Buyer. The closing fee and escrow fee to be paid to the title agent and/or the Title Company shall be borne equally by the Buyer and Seller.
Section 8.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient(with confirmation of receipt) or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	Lancaster Colony Corporation 37 W. Broad Street Suite 500 Columbus, OH 43215 E-mail: mshurte@lancastercolony.com Attention: General Counsel
with a copy to:	Porter Wright Morris & Arthur LLP 41 South High Street Suite 3100 Columbus, OH 43215 E-mail: abojko@porterwright.com Attention: Andrew M. Bojko
If to Buyer:
CL Products International, LLC
c/o Centre Lane Partners LLC
One Grand Central Place
60 East 42nd Street, Suite 1400
New York, NY 10165
E-mail: msingh@centrelanepartners.com
Facsimile No.:
Attention: Mayank Singh

with a copy to:	Katten Muchin Rosenman LLP 2029 Century Park East, Suite 2600 Los Angeles, CA 90067 Email: stephen.antion@kattenlaw.com Facsimile No.: (310) 712-8231 Attention: D. Stephen Antion, Esq.
Section 8.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 8.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 8.06    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 8.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may grant a security interest under UCC Article 9 in or otherwise assign its rights to this Agreement and to the Transition Services Agreement to any financing source providing debt financing to Buyer and/or or its subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 8.08    No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 8.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction).
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF OHIO IN EACH CASE LOCATED IN FRANKLIN COUNTY OHIO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE

EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).
Section 8.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 8.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 8.13    Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LANCASTER COLONY CORPORATION
By /s/ John L. Boylan Name: John L. Boylan Title: Treasurer

CL PRODUCTS INTERNATIONAL, LLC
By /s/ Mayank Singh Name: Mayank Singh Title: Authorized Signatory